UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2015 (November 24, 2015)

Date of Report (Date of earliest event reported)

ZERO GRAVITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55345	46-1779352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 NW Spanish River Boulevard, Suite 101, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 416-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report, all references to “we,” “us,” “our,” or the “Company” refer to the Registrant, Zero Gravity Solutions, Inc.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On November 24, 2015, Geoffrey R. Godwin, John Wayne Kennedy and Deworth H. Williams each notified the Company’s Board of Directors (the “Board”) of their intention to resign as a Director of the Company, effective immediately.

Each Director’s resignation was not the result of any dispute or disagreement with the Company or the Company’s Board on any matter relating to the operations, policies or practices of the Company.

Appointment of Directors

In accordance with the Company’s Bylaws, on November 30, 2015, Messrs. Alexander Boies, Soumyo Sarkar and Glenn Stinebaugh (together, the “New Directors”) were appointed as members of the Board, effective as of such date. Each New Director’s term as a member of the Board shall expire at the Company’s next annual election of directors and until such time as his successor is duly elected and qualifies, or until the earlier of his death, resignation or removal.

Information for each of the New Directors are set out below:

Soumyo Sarkar – Mr. Sarkar has served as Chief Executive Officer and Portfolio Manager of Sumit Capital LLC, an independent institutionally-orientated investment advisory firm since its founding in 2010. Founded in 2010, Sumit Capital is a New York based registered investment advisor. Prior to founding Sumit Capital, Mr. Sarkar was a Managing Director with Deutsche Bank and the Founder and Head of the Deutsche Bank Matched Book Arbitrage Group. He ran the Deutsche Bank Matched Book Arbitrage Group from 1995-2009. Prior to joining Deutsche Bank, Soumyo ran a similar strategy within Credit Suisse proprietary trading group from 1991-1995. Prior to Credit Suisse, Mr. Sarkar held various research and programming roles for over five years with Solomon Brothers, Merrill Lynch and Lehman Brothers. He has an MBA from the University of Iowa’s Tippie School of Management and a BTech from the BHU Institute of Technology in Varanasi, India. We believe Mr. Sarkar brings an extensive understanding of finance and wide range of experience to the Board.

Alexander M. Boies – Mr. Boies currently employed as an associate at the Boies, Schiller & Flexner LLP law firm in New York, NY, where he works with a wide range of clients on complex litigation matters. He was part of the legal team that won a $663M judgment against a guardrail maker in a Qui Tam trial. Mr. Boies began working at Boies, Schiller & Flexner LLP as a summer associate in 2014 and commenced full-time employment in October 2015. From August 2012 until May 2015, Mr. Boies was enrolled as a full-time student at New York University – School of Law. During the summer of 2013, Mr. Boies interned at Legal Aid Society in their Bronx, New York – Housing Courthouse office. After graduating from the University of Michigan, Ann Arbor, with a B.S. in statistics, Mr. Boies was employed by Livingston Securities, LLC from February 2010 until May 2012, wherein he assisted with a number of private placements and IPOs, until Mr. Boies resigned in order to pursue his legal degree. Additionally, Mr. Boies participated in the management of Hawk and Horse Vineyards, a California company owned and operated by his family since 2001. Mr. Boies also was the Executive Producer on the film, “Escape Plan.” Mr. Boies brings a wide range of legal and financial skills and diverse set of experiences to the Board.

Glenn A. Stinebaugh – Mr. Stinebaugh, age 69, has served as our President and Acting Chief Executive Officer since November 2014 and Chief Executive Officer of BAM Inc., our subsidiary, since October 2014. Prior to this, he served as an Advisor to the Chairman of the Board of Zero Gravity Solutions, Inc. From February 2010 to August 2014 he was Managing Member of MGA Holdings, LLC, developing and initiating sustainable economic development and agricultural initiatives, domestically and internationally. From July 2007 to August 2014 Mr. Stinebaugh also served as Secretary for First America Equity Trust, a Real Estate Investment Trust developing renewable energy initiatives, with a focus on biomass-to-energy projects. From January 2002 to July 2007 Mr. Stinebaugh was Managing Member of Marketing Group of the Americas, LLC where he oversaw the development of strategic partnerships in the Americas, as well as, the development of market entry strategies for US-based agricultural, food and technology companies in their efforts to penetrate the Chilean and South American markets.

Commencing with Mr. Boies and Mr. Sarkar’s appointment, in exchange for their service on the Board, each of Mr. Boies and Mr. Sarkar received warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.00 that will expire five years from issuance. The Company has not, and does not expect to enter into, adopt or commence any new, or amend any existing compensating plans or arrangements or employment agreements with Mr. Stinebaugh in connection with his appointment as a director.

Mr. Boies and Mr. Sarkar do not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Mr. Boies and Mr. Sarkar do not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

Item 8.01.

Other Events.

On December 1, 2015, the Company issued a press release entitled “Zero Gravity Solutions, Inc. Restructures its Board of Directors to Create a Majority of Independent Directors” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release entitled “Zero Gravity Solutions, Inc. Restructures its Board of Directors to Create a Majority of Independent Directors” dated December 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zero Gravity Solutions, Inc

Date: December 1, 2015	By:	/s/ Glenn Stinebaugh
Glenn Stinebaugh
Chief Executive Officer